U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20594

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                                                 SEC FILE NUMBER
                                                                 0-25836

                                                                 CUSIP NUMBER
                                                                 736 420 100
            (Check One):


[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

            For Period Ended: 09/30/03

            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR

            For the Transition Period Ended:

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I -- Registrant Information
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         Full Name of Registrant            PORTLAND BREWING COMPANY

         Former Name if Applicable

         2730 NW 31st AVENUE
         ------------------------------------------------------------
         Address of Principal Executive Office (Street and Number)

         PORTLAND, OREGON 97210
         ----------------------------
         City, State and Zip Code














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Part II -- Rules 12b-25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/               (b) The subject annual report,  semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative
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State below in reasonable detail the reasons why Form 10-K, 10-KSB,  20-F, 11-K,
10-Q, 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The registrant's Form 10-QSB for the period ended September 30, 2003 could not be filed prior to the date due because of unavailability of one of the registrant's certifying officers. The Form 10-QSB was due on Friday, November 14, 2003. The certifying officer is traveling internationally, and is unable to review the Form 10-QSB and make the certifications pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, 18 U.S.C. Section 1350 on or prior to November 14, 2003.

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Part IV -- Other Information
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         (1) Name and  telephone  number or person to  contact in regard to this notification.

         Frederick Bowman                  (503)                   226-7623
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               (Name)                   (Area Code)           (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                    [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions thereof?
                                                    [ ] Yes  [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            PORTLAND BREWING COMPANY
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 14, 2003          /s/ FREDERICK BOWMAN
         -----------------          ----------------------------------
                                    Frederick Bowman, President and Principal
                                    Accounting Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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